Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert
Vice President, Investor Relations
(214) 303-3437

DEAN FOODS REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

2010 Full Year Diluted Earnings per Share of $0.50; Adjusted Diluted Earnings per Share of $0.80

Fourth Quarter Diluted Loss per Share of ($0.11); Adjusted Diluted Earnings per Share of $0.15

2010 Cash from Continuing Operations Reaches $526 million; Free Cash Flow of $224 million

DALLAS, February 16, 2011 – Dean Foods Company (NYSE: DF) today announced that the Company earned $0.50 per diluted share for the full year 2010, as compared to $1.38 per diluted share for the full year 2009. On an adjusted basis (as defined below), the Company earned $0.80 per diluted share for the full year 2010, compared to $1.59 for the full year 2009.

For the fourth quarter 2010, the Company recorded a loss of $0.11 per diluted share, as compared to fourth quarter 2009 earnings of $0.27 per diluted share. The loss for the fourth quarter of 2010 includes a $20 million charge (net of tax) associated with an agreement in a previously disclosed legal matter, a $10.8 million write down of deferred tax assets, as well as $17 million (net of tax) of restructuring charges, and other one time or non-recurring items, as more fully described in the attached tables. On an adjusted basis, fourth quarter 2010 diluted earnings per share were $0.15, compared to $0.32 per diluted share earned in the prior year’s fourth quarter.

“2010 was an exceptionally difficult year for Dean Foods, and our fourth quarter results reflect many of the same trends that have impacted the business all year,” said Gregg Engles, Chairman and CEO. “At Fresh Dairy Direct-Morningstar, wholesale pricing for private label milk remained pressured during the quarter, and volume softened. As a consequence, Fresh Dairy Direct-Morningstar operating profit was little changed from the third quarter.

“We have, however, begun to see signs that the fluid milk category is stabilizing, albeit at historically low levels of profitability. Some retailers have taken early steps to reduce heavy private label promotions and our regional brand volume mix has begun to stabilize. Regional branded milk volumes outperformed private label on a year-over-year basis in the fourth quarter. Moreover, private label wholesale prices appear to have stopped declining, although we have not yet seen them rise. Volume, however, remains weak, which we believe will limit upward price mobility. The net result is an industry that appears to be stabilizing at a price and profit level meaningfully below historical norms. To move forward in such an environment means that we must continue to optimize our network to offset volume weakness and drive efficiency to rebuild profits, which is the path that we are on.

“In contrast to the continued challenges at Fresh Dairy Direct-Morningstar, WhiteWave-Alpro continued to build on its record of strong top and bottom line performance, with the segment achieving fourth quarter net sales growth of 7% and operating income growth of 14%. All of our core brands posted strong growth.”

Net income attributable to Dean Foods totaled $91 million for the full year 2010, compared with $240 million in the previous year. On an adjusted basis, net income for the full year 2010 totaled $147 million, compared to $277 million in 2009.

For the fourth quarter of 2010, the net loss attributable to Dean Foods totaled $21 million, compared to net income of $50 million in the prior year’s fourth quarter. Adjusted net income for the fourth quarter was $27 million, compared to adjusted net income of $59 million in the fourth quarter of 2009.

CONSOLIDATED NET SALES

Net sales for the twelve months ended December 31, 2010 totaled $12.1 billion, compared to $11.1 billion for the same period last year. Net sales for the fourth quarter totaled $3.2 billion, compared to $3.0 billion of net sales in the fourth quarter of 2009. Net sales for both the full year and fourth quarter increased due to strong sales growth at WhiteWave-Alpro and the pass-through of higher overall dairy commodity costs that were partially offset by soft volumes at Fresh Dairy Direct-Morningstar.

CONSOLIDATED OPERATING INCOME

For the full year 2010, consolidated operating income totaled $400 million, compared to $623 million for 2009. On an adjusted basis, full year 2010 consolidated operating income totaled $472 million, compared to $694 million for the full year 2009. The decrease in consolidated adjusted operating income in the year was driven by a full year operating profit decline at Fresh Dairy Direct-Morningstar of $252 million.

Consolidated operating income in the fourth quarter totaled $63 million, compared to $136 million in the fourth quarter of 2009. Adjusted fourth quarter consolidated operating income totaled $112 million, compared to $151 million in the fourth quarter of 2009. The decline in fourth quarter consolidated adjusted operating income is due to a $49 million decline in operating income at Fresh Dairy Direct-Morningstar, offset by $6 million of growth at WhiteWave-Alpro and a $4 million decline in Corporate expense.

Summary of Dean Foods Fourth Quarter 2010 Operating Results

	Q4 2010 $ millions (except EPS)	Y/Y Change

Consolidated Adjusted Operating Income:	$112	-26%

Interest Expense:	$65	+11%

Consolidated Adjusted Net Income	$27	-54%

Adjusted Diluted Earnings per Share:	$0.15	-53%

FRESH DAIRY DIRECT-MORNINGSTAR

Total year fluid milk volumes at Fresh Dairy Direct-Morningstar were essentially flat in 2010, including the benefit of acquisitions. Total product volumes for the segment declined 2%. This volume softness was offset by the pass-through of higher overall commodity costs driving an overall increase in Fresh Dairy Direct-Morningstar net sales of 7% to $10.2 billion for 2010 from $9.5 billion in 2009. The Class I Mover, which is an indicator of the Company’s raw milk costs, averaged $15.35 per hundred-weight for the year, 34% above the average price for 2009 of $11.48. Full year Fresh Dairy Direct-Morningstar operating income was $504 million, a 33% decline from the $757 million recorded in the previous year.

Fourth Quarter 2010 Fresh Dairy Direct-Morningstar Summary

	Q4 2010 $ millions	Y/Y Change

Fluid Milk Volume	—	-3.2%

Operating Income	$114	-30%

Class I Mover	$16.93/cwt.	+30%

Class II Butterfat	$2.17/lb.	+51%

Fresh Dairy Direct-Morningstar fluid milk volumes decreased by 3% in the fourth quarter, compared to the balance of the industry that experienced approximately 2.1% volume decline on a year over year basis, based on USDA data and company estimates. Total volumes from the segment declined 5% from the fourth quarter of 2009. The soft volume in the quarter was offset by the pass-through of higher average commodity costs in the quarter resulting in Fresh Dairy Direct-Morningstar net sales of $2.6 billion, a 5% increase from $2.5 billion in net sales for the fourth quarter of 2009. The fourth quarter average Class I Mover was $16.93 per hundred-weight during the fourth quarter, 8% above the previous quarter and 30% above the fourth quarter of 2009.

Fresh Dairy Direct-Morningstar operating income in the fourth quarter was $114 million, a decrease of 30% from the $164 million reported in the fourth quarter of 2009. Volume weakness across the portfolio and continued pricing pressure offset continued strong progress on the Company’s cost reduction initiatives to drive the decline in operating income in the quarter.

WHITEWAVE – ALPRO

For the full year, WhiteWave-Alpro net sales were $1.9 billion, a 19% increase over $1.6 billion in net sales for the full year 2009. The increase in full year WhiteWave-Alpro net sales was primarily driven by the overlap benefits from the Alpro acquisition, as well as continued strong growth across the product portfolio. For the full year 2010, WhiteWave-Alpro adjusted operating income increased 23% to $175 million from 2009 full year operating income of $143 million. The increase in full year operating income for WhiteWave-Alpro is the result of the positive impacts of the Alpro acquisition, as well as solid double-digit operating income growth at WhiteWave.

Fourth Quarter 2010 WhiteWave-Alpro Summary

Net Sales	Q4 2010 $ millions	Y/Y Change
WhiteWave-Alpro	$527	+7%
WhiteWave	$440	+10%
Alpro	$87	-6%

Operating Income
WhiteWave-Alpro	$50	+14%

For the fourth quarter of 2010, the WhiteWave-Alpro segment reported net sales of $527 million, 7% higher than fourth quarter 2009 net sales of $492 million due to continued strong growth across the product portfolio. Among the key brands at WhiteWave-Alpro, Horizon Organic® branded milk increased net sales nearly 20% in the fourth quarter. The branded creamer business, which includes both International Delight® and Land O’Lakes® creamers, increased sales in the low-double digits on continued strength behind International Delight innovation, particularly the CoffeeHouse Inspirations® line of products. Silk® sales increased high-single digits on continued strength of Silk PureAlmond®. Alpro sales increased low-single digits in the quarter on a constant currency basis but declined mid-single digits after currency translation.

Segment adjusted operating income in the fourth quarter for WhiteWave-Alpro was $50 million, an increase of 14% from $44 million in the fourth quarter of 2009.

CORPORATE EXPENSE

For the full year 2010, Corporate expense totaled $208 million, compared to $206 million for the full year 2009. Fourth quarter 2010 Corporate expense totaled $53 million, compared to $57 million in the fourth quarter of 2009. Fourth quarter and full year 2010 Corporate expense benefitted from lower accruals of incentive-based compensation.

CASH FLOW

Net cash provided by continuing operations for the twelve months ended December 31, 2010 totaled $526 million, compared to $658 million in 2009. Free cash flow provided by operations, which is defined as net cash provided by continuing operations less capital expenditures, totaled $224 million for the twelve months ended December 31, 2010, compared to $390 million in 2009. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided below.

Capital expenditures for the full year 2010 totaled $302 million, compared to $268 million in 2009. Through the twelve months ended December 31, 2010, total debt outstanding, net of cash on hand decreased by $208 million. Total debt at December 31, 2010, net of $92 million in cash on hand, was just under $4.0 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 5.13x as of the end of the fourth quarter versus a maximum leverage covenant ratio of 5.75x. The current maximum leverage ratio remains in effect until March of 2012, when it steps down to 5.50x. The Company continues to focus on reducing its overall leverage.

FORWARD OUTLOOK

“While we do not see meaningfully better industry conditions in 2011, we do see more stability returning to important aspects of our business, albeit stability at levels that imply lower earnings in Fresh Dairy Direct-Morningstar going forward,” continued Engles.

“There are several broad themes that are expected to drive business results this year. First, to understand our going-in 2011 position, we need to adjust 2010 results for higher interest expense from our new capital structure and the pro forma effect of selling our two yogurt operations.

“Two 2010 events will raise our 2011 interest expense. First, we amended and extended our credit agreements mid-year, which increased our interest cost. Second, in mid-December we issued $400 million in 8-year Senior Notes and repaid nearer-term but significantly less expensive bank debt. Inclusive of these transactions, full year interest expense for 2011 is expected to be approximately $265 million, versus $236 million in 2010. The difference represents approximately $0.10 per diluted share less earnings in 2011 due to higher interest expense.

“In late 2010 we also entered into agreements to sell our two yogurt operations. We expect those transactions to generate about $180 million in gross proceeds, and about $120-$125 million in proceeds net of tax. We plan to use the proceeds to reduce outstanding debt, which will retire near-term maturities and reduce our interest expense by approximately $2 million. However, the disposed operations generated approximately $20 million in annual operating profit that is now gone. On a net basis, these transactions, are strategically important to allow us to focus on our core business, but are expected to be dilutive in 2011 by approximately $0.06 per share. We expect to eliminate that dilution in 2012 as we get stranded costs associated with yogurt out of the business, but that will not affect 2011.

“The result of these two items is that we exit 2010 with a base business that is producing an estimated $0.64 per diluted share in earnings, not the $0.80 we just reported.

“Using this as a base, let me turn to the items that will drive our 2011 earnings progression as we move through the year.

“First, the consensus view of the dairy commodity outlook for 2011 is effectively a mirror image of what the industry believed three months ago. On our last earnings conference call, we expressed the view that milk prices would fall throughout the first half of the year before climbing back to current levels by year end. Since then, however, prices have risen sharply, driven by global demand and poor weather in Australia and New Zealand. We now expect dairy commodity prices to climb throughout the first half before flattening out or declining slightly in the third and fourth quarters. We expect a rather dramatic move up in dairy prices during the first quarter and early second quarter, which we have already experienced in butter. This inversion of the commodity outlook will clearly present a drag on first and second quarter earnings, and will push earnings out of the first half and into the back half compared to our thinking last fall.

“Second, the price concessions and brand erosion that drove our lower 2010 earnings occurred primarily from late first quarter through early in the third quarter. We won’t lap that lower margin structure until the third quarter of 2011, which will make for very tough first half comparisons.

“Third, because overall 2010 performance was materially below our plan, we underpaid our 2010 bonus targets. Our 2011 plan reflects the new market-place realities, and if we deliver that plan, we will pay at target. This higher level of incentive compensation is expected to be a drag on the business throughout 2011.

“Finally, the fluid milk category finished the year with fluid milk volumes down 2.5% in the fourth quarter and has started 2011 soft. The asset deleverage of soft volumes negates some of the impact of our cost reduction efforts, and makes it harder to take those savings to the bottom line.

“On the plus side, we have a robust cost reduction effort underway, which we expect to deliver $125 million in productivity this year. We are looking for opportunities to boost those efforts near-term. We are working to offset both commodity and non-commodity related inflation through a combination of cost reduction and price realization. That said, we are clearly beginning the year behind commodity inflation in the first quarter given the rapid rise in prices. In order to mitigate soft category volumes, we have won new business that should come on line in the second and third quarters. Finally, we expect WhiteWave-Alpro to get off to a bit of a slow start due primarily to the calendar shift of Easter this year from the first to second quarter. For the full year, however, we expect WhiteWave-Alpro to again deliver low double digit operating income growth, offsetting some of the challenges in our dairy business.

“Taking all of these factors into account, we expect full year earnings of $0.55 to $0.65 per adjusted diluted share, or flat to slightly down from 2010 as adjusted for the impact of interest and yogurt divestitures.

“We expect the first half of 2011 to be particularly difficult as we battle soft volumes and spiking commodities. However, as we lap the most difficult challenges of 2010, as new business comes on line, and as our cost reduction efforts accelerate further, we expect results to strengthen in the back half of the year, and to exceed 2010 performance by the fourth quarter. Our first quarter is historically our weakest quarter, and we expect it will be without doubt the most difficult quarter of this year as we chase the unexpected spike in dairy commodity costs, experience weak volumes, and begin to accrue incentive compensation at normal rates. All in, we expect first quarter earnings of around five cents per adjusted diluted share. We expect our performance to improve throughout the quarter and the year as we adjust to offset inflation, volume from new business flows into the system and our cost reduction initiatives continue to gain momentum.

“As I said, we will continue to focus on reducing cost in the business and expect to finish out our initial $300 million cost reduction program by achieving the final $125 million of savings in 2011. Our plans for 2011 call for progress to accelerate as we move through the year – particularly as our general and administrative cost reduction plans are implemented. As we’ve discussed before, the $300 million initial program is only the first step and we will continue to aggressively attack costs for the foreseeable future.”

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamer, and cultured dairy products. These offerings are marketed under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk(R) soy and almond milk, Horizon Organic(R) milk and dairy products, International Delight(R) coffee creamers, and LAND O LAKES(R) creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

(Tables to follow)

# # #

DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Three months ended December 31,		Three months ended December 31,
	2010	2009	2010		2009
Net sales	$3,152,961	$2,989,747	$3,152,961		$2,989,747
Cost of sales	2,395,885	2,187,236	2,395,885		2,187,236

Gross profit	757,076	802,511	757,076		802,511

Operating costs and expenses:
Selling and distribution	482,940	486,202	482,940		486,202
General and administrative	164,373	173,089	161,778	(a)	166,243	(a)
Amortization of intangibles	2,815	3,243	2,815		3,243
Facility closing and reorganization costs	14,448	4,197	—	(b)	—	(b)
Other expense	30,000	—	—	(c)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(2,192	) (d)	(3,876	) (d)

Total operating costs and expenses	694,576	666,731	645,341		651,812

Operating income	62,500	135,780	111,735		150,699

Interest expense	70,559	58,748	64,974	(e)	58,748
Other (income) expense, net	263	165	263		165

Income (loss) from continuing operations before income taxes	(8,322)	76,867	46,498		91,786

Income taxes	14,387	32,789	19,714	(g)	33,101	(g)

Income (loss) from continuing operations	(22,709)	44,078	26,784		58,685
Gain (loss) on sale of discontinued operations, net of tax	(673)	327	—	(h)	—	(h)
Income (loss) from discontinued operations, net of tax	414	(1,178)	—	(h)	—	(h)

Net income (loss)	(22,968)	43,227	26,784		58,685
Net loss attributable to non-controlling interest	2,224	7,039	—	(d)	—	(d)

Net income (loss) attributable to Dean Foods Company	$(20,744)	$50,266	$26,784		$58,685

Average common shares:
Basic	182,194	180,572	182,194		180,572
Diluted	182,194	182,791	182,194		182,791

Basic earnings per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.11)	$0.28	$0.15		$0.32
Income (loss) from discontinued operations	—	—	—		—

Net income (loss) attributable to Dean Foods Company	$(0.11)	$0.28	$0.15		$0.32

Diluted earnings per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.11)	$0.28	$0.15		$0.32
Income (loss) from discontinued operations	—	(0.01)	—		—

Net income (loss) attributable to Dean Foods Company	$(0.11)	$0.27	$0.15		$0.32

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Twelve months ended December 31,		Twelve months ended December 31,
	2010	2009	2010		2009
Net sales	$12,122,887	$11,113,782	$12,122,887		$11,113,782
Cost of sales	9,116,965	8,008,561	9,116,965		8,008,561

Gross profit	3,005,922	3,105,221	3,005,922		3,105,221

Operating costs and expenses:
Selling and distribution	1,904,526	1,818,833	1,904,526		1,818,833
General and administrative	629,656	623,835	627,061	(a)	595,685	(a)
Amortization of intangibles	11,295	9,637	11,295		9,637
Facility closing and reorganization costs	30,761	30,162	—	(b)	—	(b)
Other expense	30,000	—	—	(c)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(8,613	) (d)	(12,461	) (d)

Total operating costs and expenses	2,606,238	2,482,467	2,534,269		2,411,694

Operating income	399,684	622,754	471,653		693,527

Interest expense	248,301	246,510	236,014	(e)	246,510
Other (income) expense, net	161	(4,221)	161		(55	) (f)

Income from continuing operations before income taxes	151,222	380,465	235,478		447,072

Income taxes	73,482	151,845	88,977	(g)	170,496	(g)

Income from continuing operations	77,740	228,620	146,501		276,576
Gain (loss) on sale of discontinued operations, net of tax	7,521	89	—	(h)	—	(h)
Income (loss) from discontinued operations, net of tax	(2,505)	(862)	—	(h)	—	(h)

Net income	82,756	227,847	146,501		276,576
Net loss attributable to non-controlling interest	8,735	12,461	—	(d)	—	(d)

Net income attributable to Dean Foods Company	$91,491	$240,308	$146,501		$276,576

Average common shares:
Basic	181,799	170,987	181,799		170,987
Diluted	182,862	173,858	182,862		173,858

Basic earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$0.48	$1.41	$0.81		$1.62
Income (loss) from discontinued operations	0.02	—	—		—

Net income attributable to Dean Foods Company	$0.50	$1.41	$0.81		$1.62

Diluted earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$0.47	$1.39	$0.80		$1.59
Income (loss) from discontinued operations	0.03	(0.01)	—		—

Net income attributable to Dean Foods Company	$0.50	$1.38	$0.80		$1.59

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$92,007	$45,190
Other current assets	1,724,209	1,602,404

Total current assets	1,816,216	1,647,594

Property, plant and equipment, net	2,113,391	2,102,253

Intangibles and other assets	4,027,060	4,094,094

Total Assets	$7,956,667	$7,843,941

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,266,715	$1,234,062

Total long-term debt, including current portion	4,067,525	4,228,979

Other long-term liabilities	1,108,359	1,013,668

Dean Foods stockholders’ equity	1,499,525	1,351,946
Non-controlling interest	14,543	15,286

Total stockholders’ equity	1,514,068	1,367,232

Total Liabilities and Stockholders’ Equity	$7,956,667	$7,843,941

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Twelve months ended December 31,
	2010	2009
Operating Activities
Net cash provided by continuing operations	$525,700	$658,079
Net cash provided by (used in) discontinued operations	8,765	2,475

Net cash provided by operating activities	$534,465	$660,554

Investing Activities
Additions to property, plant and equipment	(301,974)	(267,690)
Payments for acquisitions, net of cash received	—	(581,211)
Proceeds from sale of fixed assets	8,399	8,833

Net cash used in continuing operations	(293,575)	(840,068)
Net cash provided by discontinued operations	24,121	(525)

Net cash used in investing activities	$(269,454)	$(840,593)

Financing Activities
Net repayment of debt	(176,657)	(275,163)
Payment of deferred financing costs	(52,720)	—
Issuance of common stock, net	3,415	454,326
Capital contribution from non-controlling interest	7,992	12,708
Other	278	894

Net cash provided by (used in) financing activities	(217,692)	192,765

Effect of exchange rate changes on cash and cash equivalents	(502)	808

Increase in cash and cash equivalents	46,817	13,534
Beginning cash balance	45,190	31,656

Ending cash balance	$92,007	$45,190

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$525,700	$658,079
Net additions to property, plant and equipment	(301,974)	(267,690)

Free cash flow provided by continuing operations	$223,726	$390,389

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended Decmember 31, 2010
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Other Expense (c)	Non-Controlling Interest in Hero JV (d)	Deferred Tax Adjustment (g)	Other Adjustments (e) (g) (h)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$114,407	$—	$—	$—	$—	$—	$—	$114,407
Whitewave - Alpro	47,814	—	—	—	2,192	—	—	50,006
Corporate	(55,273)	2,595	—	—	—	—	—	(52,678)
Facility closing and reorganization costs	(14,448)	—	14,448	—	—	—	—	—
Other expense	(30,000)	—	—	30,000	—	—	—	—

Total operating income	$62,500	$2,595	$14,448	$30,000	$2,192	$—	$—	$111,735

Net income attributable to Dean Foods Company	$(20,744)	$1,710	$11,124	$19,763	$—	$10,848	$4,083	$26,784

Diluted earnings per share	$(0.11)	$0.01	$0.06	$0.11	$—	$0.06	$0.02	$0.15

	Three months ended Decmember 31, 2009
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Other Expense (c)	Non-Controlling Interest in Hero JV (d)	Deferred Tax Adjustment (g)	Other Adjustments (g) (h)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$163,646	$—	$—	$—	$—	$—	$—	$163,646
Whitewave - Alpro	39,862	—	—	—	3,876	—	—	43,738
Corporate	(63,531)	6,846	—	—	—	—	—	(56,685)
Facility closing and reorganization costs	(4,197)	—	4,197	—	—	—	—	—
Other expense	—	—	—	—	—	—	—	—

Total operating income	$135,780	$6,846	$4,197	$—	$3,876	$—	$—	$150,699

Net income attributable to Dean Foods Company	$50,266	$4,567	$3,000	$—	$—	$—	$852	$58,685

Diluted earnings per share	$0.27	$0.03	$0.01	$—	$—	$—	$0.01	$0.32

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Twelve months ended Decmember 31, 2010
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Other Expense (c)	Non-Controlling Interest in Hero JV (d)	Deferred Tax Adjustment (g)	Other Adjustments (e) (g) (h)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$504,442	$—	$—	$—	$—	$—	$—	$504,442
Whitewave - Alpro	166,269	—	—	—	8,613	—	—	174,882
Corporate	(210,266)	2,595	—	—	—	—	—	(207,671)
Facility closing and reorganization costs	(30,761)	—	30,761	—	—	—	—	—
Other Expense	(30,000)	—	—	30,000	—	—	—	—

Total operating income	$399,684	$2,595	$30,761	$30,000	$8,613	$—	$—	$471,653

Net income attributable to Dean Foods Company	$91,491	$1,710	$19,764	$19,763	$—	$10,848	$2,925	$146,501

Diluted earnings per share	$0.50	$0.01	$0.11	$0.11	$—	$0.06	$0.01	$0.80

	Twelve months ended December 31, 2009
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Other Expense (c)	Non-Controlling Interest in Hero JV (d)	Deferred Tax Adjustment (g)	Other Adjustments (f) (g) (h)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$756,668	$—	$—	$—	$—	$—	$—	$756,668
Whitewave - Alpro	130,266	—	—	—	12,461	—	—	142,727
Corporate	(234,018)	28,150	—	—	—	—	—	(205,868)
Facility closing and reorganization costs	(30,162)	—	30,162	—	—	—	—	—
Other expense	—	—	—	—	—	—	—	—

Total operating income	$622,754	$28,150	$30,162	$—	$12,461	$—	$—	$693,527

Net income attributable to Dean Foods Company	$240,308	$18,812	$19,245	$—	$—	$—	$(1,789)	$276,576

Diluted earnings per share	$1.38	$0.12	$0.10	$—	$—	$—	$(0.01)	$1.59

*	See notes to Earnings Release Tables

For the three and twelve months ended December 31, 2010 and 2009, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	The adjustment reflects the elimination of transaction-related fees on acquisitions and divestitures that have closed or are expected to close.

(b)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(c)	The adjustment reflects the elimination of a charge associated with an agreement reached with the plaintiffs in its previously disclosed purported class action antitrust lawsuit filed in the United States District Court for the District of Vermont to settle all claims against the Company in such action. The settlement agreement is subject to court approval.

(d)	The results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(e)	The adjustment reflects the write off of financing costs associated with the amendment of our senior secured credit facility and issuance of our senior notes.

(f)	The adjustment reflects the elimination of a foreign currency forward contract entered into in conjunction with our acquisition of the Alpro Division of Vandemoortele, N.V.

(g)	The adjustment reflects the income tax impact for income from continuing operations before income taxes adjustments (a) through (e). For 2010, this adjustment also reflects the exclusion of tax expense associated with a $10.8 million correction of errors in periods primarily prior to 2007 resulting in a non-cash write-off of unrecoverable deferred tax assets.

(h)	The adjustment reflects the elimination of discontinued operations, net of tax.